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                                                                    Exhibit 4.12

                             CONSTELLATION 3D, INC.
                          805 Third Avenue, 14th Floor
                            New York, New York 10022




                                                 November 15, 2001




The Gleneagles Fund Company II
c/o The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, New Jersey 07040
Attention: Mr. Maurice Hryshko

                  Re:  Termination of Amended and Restated Purchase Agreement
                       ------------------------------------------------------
Dear Gentlemen:

     Please be advised that, with your consent and except as expressly set forth herein, Constellation 3D, Inc. (the "Company") hereby irrevocably terminates the Amended and Restated Common Stock Purchase Agreement dated as of August 16, 2001 by and between The Gleneagles Fund Company II ("Gleneagles") and the Company (the "Purchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement. This termination will take effect immediately upon Gleneagles' written acceptance of this letter agreement as indicated by its signature below. In connection with such termination of the Purchase Agreement, the Company hereby agrees with Gleneagles as follows:

     1. Warrants.
        --------

        (a) Common Stock Purchase Warrant. Gleneagles shall retain the warrant to purchase 52,000 shares of the Company's common stock dated as of August 16, 2001 (the "Warrant") that was issued to Gleneagles by the Company pursuant to
Section 2(a)(ii) of the Purchase Agreement. The Warrant shall continue to be exercisable by Gleneagles from time to time in accordance with its terms.

        (b) Adjustment Warrant. Gleneagles shall retain the Common Stock Adjustment Warrant dated as of August 16, 2001 (the "Adjustment Warrant") that was issued to Gleneagles by the Company pursuant to Section 2(a)(ii) of the Purchase Agreement, which shall be amended and restated as of the

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date hereof in the form and substance of Exhibit A hereto as a condition precedent to Gleneagles entering into this letter agreement. The Adjustment Warrant shall continue to be exercisable by Gleneagles in accordance with its terms.

     2. Initial Shares. Gleneagles shall retain the Initial Shares purchased by
        ---------------
it from the Company pursuant to Section 2(a)(iii) of the Purchase Agreement.

     3. Survival.
        --------

        (a) Expenses. The Company's reimbursement obligations under Section 10(b) of the Purchase Agreement shall remain in full force and effect following the execution of this letter agreement and the termination of the Purchase Agreement.

        (b) Indemnification. The Company's indemnification obligations under
Section 9(a) of the Purchase Agreement shall remain in full force and effect following the execution of this letter agreement and the termination of the Purchase Agreement.

        (c) Registration Statement; Listing. The Company's registration and listing obligations under Sections 5(g) and (h) of the Purchase Agreement shall remain in full force and effect following the execution of this letter agreement and the termination of the Purchase Agreement.

        (d) Representations and Warranties. The Company's representations and warranties made in the Purchase Agreement shall survive the termination of the Purchase Agreement.

        (e) Miscellaneous. The rights, remedies and protections of the parties under Sections 10(n), (o) and (q) of the Purchase Agreement shall remain in full force and effect following the execution of this letter agreement and the termination of the Purchase Agreement.

     4. Registration Rights Agreement. The Amended and Restated Registration
        -----------------------------
Rights Agreement dated as of August 16, 2001 by and between Gleneagles and the Company (the "Registration Rights Agreement") shall remain in full force and effect following the execution of this letter agreement and the termination of the Purchase Agreement, except that the Company's obligations thereunder to register for resale shares of Common Stock issuable by the Company under the Purchase Agreement pursuant to Drawdown Notices shall be terminated. For the avoidance of doubt, the Company shall still be required to register for resale by Gleneagles in accordance with the Registration Rights Agreement the Initial Shares and the shares of Common Stock for which the Warrant and the Adjustment Warrant are exercisable. Furthermore, no Registration Statement filed by the Company with respect to Registered Securities (as such terms are defined in the Registration Rights Agreement) shall name Gleneagles as an underwriter of such securities.

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     5. Obligations; Rights and Remedies. Except as expressly set forth in this
        --------------------------------
letter agreement, the obligations of the Company and the rights, protections and remedies of Gleneagles under the Warrant, the Adjustment Warrant (as amended and restated) and the Registration Rights Agreement shall not be affected or otherwise diminished in any way as a result of this letter agreement or the termination of the Purchase Agreement.

     6. Governing Law; Jurisdiction; Waiver of Jury Trial. THIS LETTER AGREEMENT
        -------------------------------------------------
SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE COMPANY AND GLENEAGLES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH. EACH OF THE COMPANY AND GLENEAGLES HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

     7. Counterparts; Facsimile Signatures. This letter agreement may be
        ----------------------------------
executed in two or more counterparts, each of which shall be deemed and original but all of which shall constitute one and the same agreement. This letter agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of hereof bearing the signature of the party so delivering this letter agreement.

     8. Merger; Amendments. This letter agreement supercedes all other prior
        ------------------
oral or written agreements between the Company and Gleneagles, and contains the entire understanding of the parties, with respect to the matters discussed herein. No provision of this letter agreement may be amended other than pursuant to a writing signed by the Company and Gleneagles, and no provision hereof may be waived other than pursuant to a writing signed by the party against whom enforcement is sought.

     9. Form 8-K. The Company covenants to Gleneagles that it shall file a Form
        --------
8-K with the Securities and Exchange Commission in form and substance reasonably satisfactory to Gleneagles describing the terms of this letter agreement in sufficient detail by no later than 11:59 p.m. New York City time on the second business day following the date hereof.

                                   Sincerely,

                                   CONSTELLATION 3D, INC.

                                   By: /s/ Michael Goldberg
                                       --------------------
                                       Name: Michael Goldberg
                                       Title: Director of Legal Affairs





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AGREED AND ACCEPTED:

THE GLENEAGLES FUND COMPANY II


By: /s/ Maurice Hryshko
    -------------------
        Name:  Maurice Hryshko
        Title: Counsel, The Palladin Group, L.P.
               Attorney-in-Fact































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